EXECUTION COPY
Exhibit 10.2

Via E-Mail: debbie.perelman@revlon.com
Debra Perelman
Revlon, Inc.
One New York Plaza, 50th Floor
New York, NY 10004

This letter agreement amends the Amended and Restated Employment Agreement, by and among you, Revlon, Inc., and Revlon Consumer Products Corporation, dated as of November 16, 2018 (the “Employment Agreement”), as follows:

Effective as soon as practicable (to allow time for applicable payroll logistics) on or about April 1, 2020 (the “Effective Date”), your bi-weekly base salary payments shall be calculated using a Base Salary, as defined in Section 3.1 of the Employment Agreement, of $675,000, less all applicable withholdings and deductions. The Chairman of the Compensation Committee shall have the authority to reinstate the Base Salary in effect immediately prior to the Effective Date at any time the Chairman of the Compensation Committee deems appropriate, in his sole discretion exercised reasonably.

All other terms of the Employment Agreement will remain in place during the Term unless further amended by written agreement between the parties. For the avoidance of doubt, by agreeing to this amendment you are waiving your right to assert Good Reason, or any other breach of contract claim based on the above salary reduction, or based on any related reduced need for services.

Please indicate your agreement to this amendment and waiver by signing below.

Sincerely,

/s/ Ely Barr-Ness
Ely Bar-Ness
Chief Human Resources Officer

I agree with and accept the terms as set forth above:

/s/ Debra Perelman	Date: As of April 10, 2020
Debra Perelman